Exhibit 4.6
                            INTERACTIVE NETWORK INC.

                        INCENTIVE STOCK OPTION AGREEMENT

         Interactive Network, Inc., a California corporation (the "Company"), hereby grants to __________________ (the "Optionee"), an option (the "Option") to purchase a total of ____________ shares of Common Stock (the "Shares") of the Company, at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Company's 1988 Stock Option Plan (the "Plan"), which is incorporated herein by reference.

         1. NATURE OF THE OPTION. This Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. OPTION PRICE. The Option Price is $________ for each share.

         3. VESTING AND EXERCISE OF OPTION. This Option shall be exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

                  (a) VESTING AND RIGHT TO EXERCISE.

                           (i) This Option shall vest and become exercisable,
cumulatively, to the extent of one-third (1/3) of the Shares on each of the first three anniversaries of the date on which Optionee's employment with the Company commenced ___________, 19__. Subject to the provisions of subparagraph
(ii) below, the Optionee can exercise any portion of this Option which has vested until the Option term expires.

                           (ii) In the event of the Optionee's death, disability
or other termination of employment, the exercisability of the Option shall be governed by Sections 9(b), (c) and (d) of the Plan.

                  (b) METHOD OF EXERCISE. This Option shall be exercisable by notifying the Company in writing of the election to exercise the Option, the number of shares as to which the Option is being exercised and by executing and delivering to the President or Chief Financial Officer of the Company such other representations and agreements as to the Optionee's investment intent with respect to such shares as the Company may require. The written notice must be accompanied by payment in full of the aggregate purchase price for the shares purchased; provided, however, that in lieu of delivery of a cash payment for the purchase price of the shares purchased, the Optionee may deliver to the Company with the written notice of exercise a sell order to a broker for the shares being purchased and an agreement to pay (or have the broker remit payment for) the purchase price for the shares being purchased on or before the settlement date for the sale of such shares to the broker (a "cashless exercise"). The certificate or certificates representing shares of stock as to which this Option shall be exercised shall be registered in the name of the Optionee or in the case of a cashless exercise, in the name of the broker.

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                  (c) RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable Federal or state securities law or other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificate for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

         4. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

         5. METHOD OF PAYMENT. Payment of the exercise price shall be, at the election of the Optionee, by cash or check, or any combination thereof, or by a cashless exercise through a broker as described in Paragraph 3(b) hereunder.

         6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. The number of Shares covered by this Option may be adjusted pursuant to Section 11 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

         7. TERM OF OPTION. This Option may not be exercised more than five (5) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         8. ENDORSEMENT ON CERTIFICATES. Any transfer or sale of the Shares is subject to any restrictions on transfer imposed by state or Federal securities laws. Accordingly, it is understood and agreed that the certificates representing the Shares shall bear any legends required by the securities laws of any state or by Federal securities laws.

         9. NOT EMPLOYMENT CONTRACT. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

         10. INCOME TAX WITHHOLDING. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. The Optionee agrees to notify the Company immediately in the event of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of the shares acquired upon exercise of this Option. Furthermore, in the event of any determination that the Company has failed to

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withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, or a disqualifying disposition of the shares acquired upon exercise of an incentive stock option, the Optionee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.

Date of Grant:  _____________, 19__

                                         INTERACTIVE NETWORK, INC.



                                         By:
                                            ------------------------------------

                                         Title:
                                               ---------------------------------

         Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

Dated:  ____________, 19__

                                                 _______________________________


                                CONSENT OF SPOUSE

         I, ____________________, spouse of Optionee who executed the foregoing Agreement, hereby agree that my spouse's interest in the shares of Interactive Network, Inc. Common Stock subject to said Agreement shall be irrevocably bound by the Agreement's terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.

Dated: _______________, 19__



                                                 _______________________________

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